Sub-Item 77M:  Mergers

(a)
	(i)	Old Mutual Developing Growth Fund

	(ii)	Old Mutual Mid-Cap Fund

(iii) Old Mutual Select Growth Fund

(iv) Old Mutual Small Cap Fund


(b)
	(i)	Effective following the close of business March 27, 2009,
the Old Mutual Developing Growth Fund was reorganized into the Old Mutual Strategic Small Company Fund pursuant to a tax-free reorganization.
The Board of Trustees approved the reorganization on November 13, 2008, and shareholders approved the reorganization at a special meeting of shareholders on February 27, 2009.

	(ii)	Effective following the close of business March 27, 2009,
the Old Mutual Mid-Cap Fund was reorganized into the Old Mutual
TS&W Mid-Cap Value Fund pursuant to a tax-free reorganization.
The Board of Trustees approved the reorganization on November 13, 2008, and shareholders approved the reorganization at a special meeting of shareholders on February 27, 2009.

	(iii)	Effective following the close of business March 27, 2009,
the Old Mutual Select Growth Fund was reorganized into the Old Mutual Large Cap Growth Fund pursuant to a tax-free reorganization.
The Board of Trustees approved the reorganization on November 13, 2008, and shareholders approved the reorganization at a special meeting of shareholders on March 10, 2009.

	(iv)	Effective following the close of business March 27, 2009,
the Old Mutual Small Cap Fund was reorganized into the Old Mutual
TS&W Small Cap Value Fund pursuant to a tax-free reorganization.
The Board of Trustees approved the reorganization on November 13, 2008, and shareholders approved the reorganization at a special meeting of shareholders on February 27, 2009.